Exhibit 99.2

LEGAL OPINION

To:	NOAH HOLDINGS LIMITED

6/F, Times Finance Center

No. 68 Middle Yincheng Road, Pudong

Shanghai, 200120

The People’s Republic of China

November 9, 2010

Dear Sir/Madam:

1.	We are lawyers qualified in the People’s Republic of China (the “PRC”) and are qualified to issue opinions on the PRC Laws (as defined in Section 4). For the purpose of this legal opinion (this “Opinion”), the PRC does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

2.	We act as the PRC counsel to Noah Holdings Limited (the “Company”) , a company incorporated under the laws of Cayman Islands, in connection with (a) the Company’s Registration Statement on Form F-1 (the “Registration Statement”), initially filed with the Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended, including the prospectus that forms a part of the Registration Statement (the “Prospectus”), on October 20, 2010, relating to the offering by the Company of a certain number of the Company’s American Depositary Shares (“ADSs”), each representing ordinary shares with a par value US$0.0005 per share of the Company, and (b) the sale of the Company’s ADSs and listing of the Company’s ADSs on the New York Stock Exchange.

3.	In so acting, we have examined the Registration Statement, the originals or copies certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates, approvals and other instruments as we have deemed necessary for the purpose of rendering this opinion, including, without limitation, originals or copies of the agreements and certificates issued by PRC authorities and officers of the Company (“Documents”). In such examination, we have assumed the accuracy of the factual matters described in the Registration Statement and that the Registration Statement and other documents will be executed by the parties in the forms provided to and reviewed by us. We have also assumed the genuineness of all signatures, seals and chops, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies, and the truthfulness, accuracy and completeness of all factual statements in the documents.

4.	The following terms as used in this Opinion are defined as follows:

“Governmental Authorization”	means any approval, consent, permit, authorization, filing, registration, exemption, waiver, endorsement, annual inspection, qualification and license required by the applicable PRC Laws to be obtained from any Government Agency.

“Government Agency”	means any competent government authorities, courts, arbitration commissions, or regulatory bodies of the PRC. “Government Agencies” shall be construed accordingly.

“M&A Rules”	means the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors jointly promulgated by the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Tax Administration, the State Administration of Industry and Commerce, the China Securities Regulatory Commission (“CSRC”) and the State Administration of Foreign Exchange of China on August 8, 2006, as amended on June 22, 2009, and all official clarifications, guidance, interpretations or implementation rules in connection with or related to the M&A Rules.

“Noah Rongyao”	means Shanghai Noah Rongyao Investment Consulting Co., Ltd.

“Noah Investment”	means Shanghai Noah Investment Management Co., Ltd.

“Noah VIE Agreements”	means the agreements described in the “Corporate History and Structure” section of the Prospectus, as listed in Schedule I of this Opinion.

“PRC Subsidiaries”	means Noah Rongyao and its subsidiaries.

“PRC Group Companies”	means the PRC Subsidiaries and the Variable Interest Entities. “PRC Group Company” shall be construed accordingly.

“PRC Laws”	means any and all laws, regulations, statutes, rules, decrees, notices, and supreme court’s judicial interpretations currently in force and publicly available in the PRC as of the date hereof.

“Variable Interest Entities”	means Noah Investment and its subsidiaries.

Capitalized terms used herein and not otherwise defined herein shall have the same meanings described in the Registration Statement.

5.	Based upon and subject to the foregoing, we are of the opinion that:

(1)	Incorporation and Existence of PRC Group Companies.

Each of the PRC Group Companies has been duly incorporated and is validly existing as a wholly foreign-owned enterprise with legal person status and limited liability (only in the case of Noah Rongyao) or a limited liability company with legal person status under the PRC Laws and its business license and articles of association are in full force and effect under, and in compliance with, the PRC Laws. The total registered capital of each PRC Group Company has been fully paid in accordance with the relevant PRC Laws. All the equity interests of each PRC Group Company are legally owned by its respective shareholder(s), and, to the best of our knowledge after due inquiry, such equity interests are free and clear of all security interest, encumbrances, mortgage, pledge, liens, equities or claims or any third-party right, unless created under the Noah VIE Agreements as described in the Registration Statement. All Government Authorizations required under the PRC Laws for the ownership by the shareholder(s) of their respective equity interests in each of the PRC Group Companies have been duly obtained.

(2)	Corporate Structure. The descriptions of the corporate structure of the PRC Group Companies set forth in “Corporate History and Structure” section of the Prospectus are true and accurate and nothing has been omitted from such description which would make the same misleading in any material respects.

We have advised the Company that:

•

the ownership structures of Noah Investment, Noah Rongyao and the Company set forth in “Corporate History and Structure” section of the Prospectus, both currently and after giving effect to this offering, comply with all existing PRC Laws;

•	the contractual arrangements among Noah Rongyao, Noah Investment and its shareholders governed by PRC Laws are valid, binding and enforceable, and will not result in a violation of PRC Laws;

•

the pledges under the share pledge agreement dated September 3, 2007 between Noah Rongyao and the shareholders of Noah Investment were duly created by being recorded on Noah Investment’s register of shareholders in accordance with the PRC Guarantee Law; and

•	the business operations of Noah Rongyao, Noah Investment and its subsidiaries comply in all material respects with existing PRC Laws.

(3)	M&A Rules. We have advised the Company as to the content of the M&A Rules, in particular the relevant provisions thereof that purport to require offshore special purpose vehicles formed for the purpose of obtaining a stock exchange listing outside of PRC and controlled directly or indirectly by Chinese companies or natural persons, to obtain the approval of the Ministry of Commerce of the PRC for any merger of or acquisition of interests in its related entities in PRC as well as the approval of the CSRC prior to the listing and trading of their securities on stock exchange located outside of PRC.

We have advised the Company that CSRC approval is not required in the context of this offering because (1) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like the Company’s under this prospectus are subject to the M&A Rules; (2) the Company established Noah Rongyao and its subsidiaries by means of direct investment other than by merger or acquisition of any PRC domestic companies; and (3) the Company established the contractual arrangements between Noah Rongyao and Noah Investment, because the contemporary and current PRC Laws require foreign investors involved in insurance brokerage business to meet certain qualifications, which neither Noah Rongyao nor any of its subsidiaries can meet.

The statements set forth in the Prospectus under the captions “Risk Factors — Risks Related to Doing Business in China — The approval of the CSRC may be required in connection with this offering under a regulation adopted in August 2006, and, if required, we cannot predict whether we will be able to obtain such approval.” when taken together with the statements under “Regulation—Regulation on Overseas Listing,” are fair and accurate summaries of the matters described therein, and nothing has been omitted from such summaries that would make the same misleading in any material respect.

(4)	Enforceability of Civil Procedures. We have advised the Company that there is uncertainty as to whether the courts of the PRC would:

•

recognize or enforce judgments of United States courts obtained against the Company or directors or officers of the Company predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•

entertain original actions brought in each respective jurisdiction against the Company or directors or officers of the Company predicated upon the securities laws of the United States or any state in the United States.

We have advised the Company further that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between the PRC and the country where the judgment is made or on principles of reciprocity between jurisdictions. The PRC does not have any treaties or other form of reciprocity with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against the Company or its directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

(5)	Compliance. Except as disclosed in the Registration Statement, to the best of our knowledge after due and reasonable inquires, the PRC Group Companies are currently in compliance with all applicable PRC Laws in all material respects, and the issuance, sale and delivery of the ADSs and the Shares underlying the ADSs by the Company as described in the Registration Statement will not conflict with, or result in a breach or violation of, the provisions of any applicable PRC Laws.

(6)	Statements in the Prospectus. The statements in the Prospectus under the headings “Summary”, “Risk Factors”, “Industry”, “Corporate History and Structure” “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Enforceability of Civil Liabilities”, “Dividend Policy”, “Business”, “Management”, “Related Party Transactions”, “Regulations”, “Taxation” and “Legal Matters” (other than the financial statements and related schedules and other financial data contained therein to which we express no opinion) to the extent such statements relate to matters of the PRC Laws or documents, agreements or proceedings governed by the PRC Laws, are true and accurate in all material respects, and fairly present and fairly summarize in all material respects the PRC Laws, documents, agreements or proceedings referred to therein, and we have no reason to believe there has been anything omitted from such statements which would make the statements, in light of the circumstance under which they were made, misleading in any material aspect.

6.	This opinion is subject to the following qualifications:

(a)	This Opinion relates only to the PRC Laws and we express no opinion as to any other laws and regulations. There is no guarantee that any of the PRC Laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

(b)	This Opinion is intended to be used in the context which is specifically referred to herein and each section should be looked on as a whole regarding the same subject matter.

(c)	This Opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, national security, good faith and fair dealing, applicable statutes of limitation, and the limitations by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent; (iii) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and the entitlement of attorneys’ fees and other costs; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant PRC Laws.

This Opinion is rendered to you for the purpose hereof only, and save as provided herein, this Opinion shall not be quoted nor shall a copy be given to any person (apart from the addressee) without our express prior written consent except where such disclosure is required to be made by the applicable law or is requested by SEC or any other regulatory agencies.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

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[Signature Page]

Yours faithfully, /s/ Zhong Lun Law Firm

SCHEDULE I

1.	Entrusted Loan Agreement between Shanghai Branch of China Minsheng Bank and Jingbo Wang dated June 25, 2009.

2.	Entrusted Loan Agreement between Shanghai Branch of China Minsheng Bank and Zhe Yin dated June 25, 2009.

3.	Entrusted Loan Agreement between Shanghai Branch of China Minsheng Bank and Boquan He dated June 25, 2009.

4.	Entrusted Loan Agreement between Shanghai Branch of China Minsheng Bank and Yan Wei dated June 25, 2009.

5.	Entrusted Loan Agreement between Shanghai Branch of China Minsheng Bank and Qianghua Yan dated June 25, 2009.

6.	Entrusted Loan Agreement between Shanghai Branch of China Minsheng Bank and Xinjun Zhang dated June 25, 2009.

7.	Exclusive Option Agreement between Shanghai Noah Rongyao Investment Consulting Co., Ltd. (formerly known as Shanghai Fuzhou Investment Consulting Co., Ltd.) and shareholders of Noah Investment Management Co., Ltd., dated September 3, 2007.

8.	Exclusive Support Service Contract between Shanghai Noah Investment Management Co., Ltd. and Shanghai Noah Rongyao Investment Consulting Co., Ltd. (formerly known as Shanghai Fuzhou Investment Consulting Co., Ltd.), dated September 3, 2007.

9.	Share Pledge Agreement between Shanghai Noah Rongyao Investment Consulting Co., Ltd. (formerly known as Shanghai Fuzhou Investment Consulting Co., Ltd.) shareholders of Noah Investment Management Co., Ltd., dated September 3, 2007.

10.	Power of Attorney issued by shareholders of Noah Investment Management Co., Ltd., dated September 3, 2007.